Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the information regarding the oil and gas reserves of Fifth Creek Operating Company, LLC included in the Current Report on Form 8-K of Bill Barrett Corporation as filed with the Securities and Exchange Commission on December 5, 2017. We also hereby consent to the incorporation by reference of such information into Bill Barrett Corporation’s previously filed Registration Statements on Form S-8 (No. 333-121642, No. 333-130787, No. 333-152187, No. 333-182221 and No. 333-201853) and Registration Statement on Form S-3 (No. 333-205230) in accordance with the requirements of the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

December 5, 2017

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